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                                                        EXHIBIT 2.2

                     STOCK PURCHASE AGREEMENT



      THIS AGREEMENT is made and entered into as of the 12TH day of December, 1997, by and between AETNA LIFE INSURANCE COMPANY (the
"Seller"), and THE COCA-COLA BOTTLING COMPANY OF THE NORTHEAST, a
Delaware corporation ("Purchaser"), under the following circumstances:

           A. The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the following shares of the capital stock of The Coca-Cola Bottling Company of New York, Inc., a Delaware corporation: 32,420 shares of the Class A Common Stock and 8,120 shares of the Class B Common Stock (collectively the "KONY Stock"). The sale of the KONY Stock by the Seller and the purchase by the Purchaser is herein called the "Transaction".

           B. This document is being executed to record the agreement of the parties with respect to the Transaction, which is as follows:

           1. Closing. The transaction shall be closed on January 5, 1998. On the closing date, unless the parties have agreed otherwise, there shall occur an exchange by facsimile of the certificates and agreements required by subsections 1(b) and 1(c), and the delivery of funds required by subsection 1(a). Any items exchanged by facsimile will, upon the Seller's receipt of the consideration, be sent by the party obligated to make such delivery to the party entitled to receive such delivery by Federal Express or similarly recognized courier service for delivery on the next business day. At the closing:

                (a) The purchase price for the KONY Stock will be $11,838,890.62, which the Purchaser shall pay to the Seller in immediately available funds as follows: Citibank, N.A., 55 Water Street, New York, NY 10268, ABA No. 021000089, credit to Aetna Life Insurance Company, Account Number 4074-0281.

                (b)  The Seller shall deliver to the Purchaser:

                     (i) Certificate No. 52 evidencing ownership of 29,000 shares of Class A Common Stock;

                     (ii) Certificate No. 89 evidencing ownership of 3,420 shares of Class A Common Stock;

                     (iii) Certificate No. 4 evidencing ownership of 7,263 shares of Class B Common Stock;

                     (iv)  Certificate No. 6 evidencing ownership
             of 857 shares of Class B Common Stock;

           issued in the name of Seller, together with its duly
           executed stock powers, having signatures guaranteed by a commercial bank or by a member firm of the New
           York Stock Exchange; and
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                     (v)   The Agreement identified in subsection
           1(c)(ii), below, signed by the Seller.

                (c) The Purchaser shall deliver to the Seller, substantially in the forms annexed as Exhibit A:

                     (i)    Consent of The Coca-Cola Company
           ("CCC") to the Transaction as required by the Transfer Agreement dated as of September 10, 1981 among CCC, the Seller, The Prudential Insurance Company of America, Northwestern Mutual Life Insurance Company and The Penn Mutual Life Insurance Company (the "Transfer Agreement"); and

                     (ii)   Agreement to terminate the put/call
           options created under the Put/Call Option Agreement dated November 21, 1995, among the Seller, the Coca-Cola Financial Corporation ("CCFC"), and The Coca-Cola Bottling Company of
           New York, Inc., effective upon the completion of the Transaction, signed by CCFC and the Purchaser.

           2.   Representations and Warranties of Seller.

                (a)  The Seller has full corporate power and
authority to execute and deliver this Agreement and to transfer to the Purchaser the KONY Stock to which this Agreement relates.

                (b) Except as otherwise set forth in the Transfer Agreement and Put/Call Agreement, the KONY Stock (i) is free and clear of any liens, restrictions, claims, equities, charges, options or other encumbrances created by the Seller, and (ii) to the knowledge of the Seller, has no defects of title whatsoever.

                (c) The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions described in this Agreement for which the Purchaser could become liable or obligated.

                (d) The Seller's representations and warranties shall survive the delivery of the KONY Stock.

           3.   Representations and Warranties of Purchaser.

                (a) The Purchaser has full corporate power and authority to execute and deliver this Agreement and to purchase the KONY Stock to which this Agreement relates.

                (b) The Purchaser hereby represents and warrants that Purchaser is acquiring the KONY Stock for investment for Purchaser's account, with the intent of holding the KONY Stock for investment, without the present intent of participating directly or indirectly in a distribution of the KONY Stock, and without the participation of any other person in any part of the purchase.

                (c) The Purchaser hereby represents and warrants that Seller has neither supplied any information or materials, nor made any representations or warranties, except as expressly set


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forth in this Agreement, to Purchaser regarding The Coca-Cola
Bottling Company of New York, its affairs and conditions, or the terms of the Transaction, or the value of the KONY Stock.

                (d) The Purchaser hereby represents and warrants the Purchaser has assumed the responsibility for independently evaluating the risks and merits of this investment and for verifying the accuracy and adequacy of any information upon which Purchaser may have relied in making its investment decision, including without limitation, such other documents and information which Purchaser has deemed necessary and appropriate to make its own decision to purchase the KONY Stock and has independently and without reliance on Seller made its own analysis and decision to enter into this Agreement and to purchase the KONY Stock.

                (e) The Purchaser hereby represents and warrants that Purchaser is not an employee benefit plan ("Plan") within the meaning of Section 3(3) of The Employee Retirement Income Security Act of 1974 or Section 4975(e)(1) of the Internal Revenue Code of 1986 and is not directly or indirectly purchasing the KONY Stock on behalf of, an investment manager of, as named fiduciary of, as trustee of, or with assets of a Plan.

                (f)  The Purchaser's representations and
warranties shall survive the delivery of the KONY Stock.

           4.   Miscellaneous.

                (a)  Time is of the essence of this Agreement.

                (b) This Agreement may be executed in one or more counter- parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, this Agreement is signed by the parties as of the date first above written.

                              SELLER:

                               AETNA LIFE INSURANCE
                                   COMPANY

                                   /S/ THERESA H. LAWTON
                               By:----------------------------
                                   Its: INVESTMENT MANAGER
                                        ----------------------



                               PURCHASER:

                               THE COCA-COLA BOTTLING COMPANY
                                   OF THE NORTHEAST

                                    /S/ VICKI R. PALMER
                               BY:-------------------------------
                                  Its:  VICE PRESIDENT
                                      ---------------------------
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                        SCHEDULES AND EXHIBITS TO
                         STOCK PURCHASE AGREEMENT


       EXHIBIT A  -- Consent of The Coca-Cola Company to the
                     Transaction; Termination of Put/Call Options

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